Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
Annapolis, Maryland
April 12, 2010
Contact:	Richard J. Morgan President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $528 thousand for the quarter ended March 31, 2010 compared to a net loss of $77 thousand for the quarter ended March 31, 2009. The Company’s growth and reduced cost of funds resulted in increased revenues and net income as compared to prior periods. The Company continues to experience strong loan demand for commercial and industrial loans as well as for commercial real estate loans. The Company has no consumer loans and commercial loans are primarily provided to locally owned business relationships that are based in the Bank’s primary service area. A majority of commercial real estate loans are owner-occupied transactions. Key measurements and events for the three months ended March 31, 2010 include the following:
•	Total assets increased by 6.6% from $200.4 million at December 31, 2009 to $213.7 million at March 31, 2010.

•
Net loans outstanding decreased by 0.3% from $183.1 million at December 31, 2009 to $182.5 million as of March 31, 2010. This small decline resulted from the sale of SBA guaranteed portions of loans in the amount of $3.5 million during the quarter. Without these sales, loan balances would have increased by $2.9 million. Loan quality continues to be impacted by difficulties in the local economy for our business borrowers. The Company expensed a $447 thousand loan loss provision and charged off $475 thousand in commercial and industrial loans during the quarter. The Company continues to review the impact on its loan customers of a challenging national and local economy and provides for estimated and occurred loan losses based on the reviews.

•
Non-performing loans were $2.5 million at March 31, 2010 as compared to $2.7 million at December 31, 2009, a 7.2% decrease. The allowance for loan losses was $2.4 million at March 31, 2010 or 93.7% of non-performing loans. There were no changes in other real estate owned during the first quarter of 2010.

•	Deposits increased by 7.0% from $178.6 million at December 31, 2009 to $191.1 million at March 31, 2010.

•
The Company’s net income was $528 thousand during the three months ended March 31, 2010 as compared to a net loss of $77 thousand for the three month period ended March 31, 2009 primarily resulting from increased net interest income during 2010.

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Net interest income, the Company’s main source of income, increased by 41.7% from $1.6 million during the three month period ended March 31, 2009 to $2.3 million for the three months ended March 31, 2010. This increase was attributable to an increase in interest income of $386 thousand and a decrease in interest expense of $277 thousand. Interest expense declined in spite of the increase in interest bearing deposits because of the re-pricing of a significant portion of the Company’s longer term certificates of deposit as they were renewed or were replaced at substantially reduced rates during the last quarter of 2009 and first quarter of 2010. Net interest margin was 4.6% in the first quarter of 2010, as compared to 3.9% in the comparable period in 2009.

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Non-interest income increased by 242.6% from $101 thousand for the three month period ended March 31, 2009 to $346 thousand for the three month period ended March 31, 2010 resulting primarily from gains on loan sales during 2010. Non-interest expenses decreased by 1.0% from $1.29 million for the three months ended March 31, 2009 to $1.28 million for the three month period ended March 31, 2010.

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.
CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
March 31, 2010 and December 31, 2009

	Unaudited
	March 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$24,558,079	$10,488,307
Investments in restricted stocks, at cost	527,000	527,000
Loans receivable, net of allowance for loan losses	182,472,624	183,101,808
Other real estate owned	2,461,957	2,461,957
Other assets	3,656,682	3,792,265

Total Assets	$213,676,342	$200,371,337

LIABILITIES

Deposits	$191,078,561	$178,645,491
Other liabilities	1,127,606	783,872

Total Liabilities	192,206,167	179,429,363

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; issued and outstanding 1,820,548 shares	18,205	18,205
Additional paid-in capital	17,852,931	17,852,931
Retained earnings	3,599,039	3,070,838

Total Stockholders’ Equity	21,470,175	20,941,974

Total Liabilities and Stockholders’ Equity	$213,676,342	$200,371,337

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2009

	Unaudited	Unaudited
	March 31,	March 31,
	2010	2009

Interest income	$3,140,081	$2,753,797
Interest expense	886,283	1,163,756

Net interest income	2,253,798	1,590,041
Provision for loan losses	447,062	529,450

Net interest income after provision for loan losses	1,806,736	1,060,591

Non-interest income	345,910	100,955
Non-interest expenses	1,275,142	1,287,418

Income (loss) before income taxes	877,504	(125,872)
Income tax expense (benefit)	349,303	(49,289)

Net income (loss)	$528,201	$(76,583)

Basic earnings (loss) per share	$0.29	$(.04)

Diluted earnings (loss) per share	$0.29	$(.04)